Exhibit 99.1

Boulder Brands Announces 2014 Third Quarter Results

Boulder, CO (November 6, 2014) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the third quarter ended September 30, 2014.

•	For the third quarter of 2014, net sales were $133.9 million, an increase of 13.0% over the third quarter of 2013.

•	Organic net sales increased 8.4% and organic consumption growth increased 12.2%.

•	During the third quarter of 2014, net sales of Smart Balance continued to decline more than the category. Given the stronger trends and unique positioning with Earth Balance, the Company has made the strategic decision to substitute Earth Balance for under-performing Smart Balance items, and has lowered its long-term projections for Smart Balance. As a result, the Company recorded impairment charges to goodwill and the Smart Balance trade name of $150.5 million, of which $113.5 is not tax deductible.

•	The Company’s operating loss was $138.1 million in the third quarter of 2014 after giving effect to the Smart Balance impairment charges. Adjusted EBITDA for the third quarter of 2014 was $20.9 million.

•	GAAP diluted loss per share for the third quarter of 2014 was $(2.17) after giving effect to the impairment charges noted above. Excluding certain items, non-GAAP diluted earnings per share for the third quarter of 2014 were $0.08.

•	As previously announced, for the fourth quarter of 2014, net sales are expected to be in the range of $132 million to $137 million; adjusted EBITDA is expected to be in the range of $18 million to $20 million; and non-GAAP diluted earnings per share is expected to be in the range of $0.04 to $0.06 per share.

•	The initial outlook for the full year 2015 is as follows: Net sales are expected to be in the range of $575 million to $585 million; Gross margin is estimated to be in the 36% to 37% range; EBITDA is expected to be in the range of $67 million to $71 million; adjusted EBITDA is expected to be in the range of $78 million to $82 million; and diluted earnings per share is expected to be in the range of $0.25 to $0.29, based on 64 million shares outstanding.

Chairman and Chief Executive Officer Stephen Hughes stated, “We faced a number of simultaneous headwinds this quarter, including the challenging spreads environment, the mix shift impact of our lower-margin but faster-growing Natural segment, and continued commodity pressure in our gluten-free business, and we are disappointed with our recent performance. We are also realigning our inventory management practices with respect to our largest customer in order to be more consistent with the rest of our customer base, which will be a drag on our fourth quarter results.” Mr. Hughes continued, “Rest assured, we have worked tirelessly to address our issues. While this quarter was not what we had planned for across the business, we are encouraged that consumption is tracking ahead of sales, which is a positive indicator, and based on continuing improvements in managing our cost structure, we remain confident in our long term margin outlook. After very thoughtful planning and our learnings from this quarter, we are providing 2015 guidance that we are eager and committed to achieve.”

2014 Third Quarter Results

Total Company net sales in the third quarter of 2014 increased 13.0% to $133.9 million, compared to net sales of $118.5 million in the third quarter of 2013. This performance reflected strong growth in our Natural segment. Organic net sales, which include EVOL in the third quarter of 2013 in our reported net sales, increased 8.4% in the third quarter of 2014 compared to the third quarter of 2013.

The chart below reconciles net sales to organic net sales for the third quarters of 2014 and 2013, by segment:

Reconciliation of Net Sales to Organic Net Sales – Third Quarter

$ in Millions	2014	2013
Natural Segment
Reported Net Sales	$83.5	$66.4
EVOL Pre-Ownership	-	4.9
Organic Natural Segment Net Sales	$83.5	$71.3

Balance Segment
Reported Net Sales	50.4	52.1

Total Company Reported Net Sales	$133.9	$118.5
Total Company Organic Net Sales	$133.9	$123.4

Net sales for the Company’s Natural segment increased 25.7% to $83.5 million in the third quarter of 2014 compared to $66.4 million in the third quarter of 2013. Organic net sales for the Natural Segment, which include EVOL in the prior year comparison, increased 17.0%. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 7.5%, which was driven by distribution gains for Udi’s and continued strength in the category. EVOL reported a strong organic net sales increase of 145.8%, also led by distribution gains.

Net sales for the Company’s Balance segment declined 3.3% to $50.4 million in the third quarter of 2014 compared to $52.1 million in the third quarter of 2013. Earth Balance reported a net sales gain of 28.6% in the third quarter of 2014 compared to the third quarter of 2013.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the third quarters of 2014 and 2013, by the Company’s Natural and Balance segments.

Segment Results – Third Quarter

$ in Millions	2014	Margin	2013	Margin
Net Sales:
Natural	$83.5		$66.4
Balance	50.4		52.1
	$133.9		$118.5
Gross Profit
Natural	$26.6	31.9%	$23.7	35.7%
Balance	23.8	47.2%	24.6	47.2%
	$50.4	37.7%	$48.3	40.7%
Brand Profit
Natural	$14.9	17.8%	$14.0	21.0%
Balance	18.3	36.4%	18.0	34.5%
	$33.2	24.8%	$32.0	27.0%

Gross profit in the third quarter of 2014 increased 4.5% to $50.4 million, or 37.7% of net sales compared to $48.3 million, or 40.7% of net sales in the third quarter of 2013. Overall gross margin was primarily impacted by the mix shift to the faster-growing, but lower-margin Natural segment, and higher commodity costs, partially offset by higher capacity utilization at its Florence facility and egg white reduction in its formulation.

Brand Profit for the Company’s Natural segment increased 6.7% to $14.9 million in the third quarter of 2014 from $14.0 million in last year’s third quarter. The moderate increase was negatively impacted by the mix shift to lower margin brands.

Brand Profit for the Company’s Balance segment increased 1.9% to $18.3 million in the third quarter of 2014 from $18.0 million in the previous year’s quarter, primarily due to lower marketing expense compared to the prior year’s quarter.

The table below provides a reconciliation of GAAP operating (loss) income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating (Loss) Income to Non-GAAP Operating Income and Adjusted EBITDA – Third Quarter

$ in Millions	2014	2013
Operating (loss) income	$(138.1)	$8.4
Add back certain items affecting operating (loss) income:
Impairment charges	150.5	-
Restructuring, acquisition and integration-related costs	(0.2)	3.1
Non-recurring charges	1.1	-
Non-GAAP operating income	13.3	11.5
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.7	4.8
Stock-based compensation expense	2.5	3.3
Subtotal	21.5	19.6
Less other expense (income), net	0.6	(0.6)
Adjusted EBITDA	$20.9	$20.2

The Company’s operating loss was $138.1 million in the third quarter of 2014 after giving effect to the Smart Balance impairment charges, compared to operating income of $8.4 million in the third quarter of 2013. Excluding certain items, non-GAAP operating income increased to $13.3 million in the third quarter of 2014 compared to non-GAAP operating income of $11.5 million in the third quarter of 2013. The charges impacting operating income in the third quarter of 2014 primarily consist of the Smart Balance impairment charges of $150.5 million, and to a much lesser extent, severance and relocation charges. The third quarter of 2013 was unfavorably impacted by restructuring and severance charges of $3.1 million. Third quarter 2014 operating income was also impacted by higher depreciation and amortization of approximately $0.9 million when compared to last year’s third quarter.

Other expense (income), net of $0.6 million in the third quarter of 2014 primarily includes foreign currency losses, partially offset by gains associated with commodity hedging activities. Other (income) expense, net of $(0.6) million in the third quarter of 2013, primarily includes gains associated with commodity hedging activities and currency changes.

Adjusted EBITDA increased 3.5% to $20.9 million compared to last year’s third quarter of $20.2 million.

The table below provides a reconciliation of GAAP Net (Loss) Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net (Loss) Income and Earnings Per Share (EPS), Net of Tax – Third Quarter

	Net (Loss) Income ($Mil)		Diluted EPS ($ Per Share)
	2014	2013	2014	2013
Reported GAAP*	$(132.2)	$(1.6)	$(2.06)	$(0.03)
Add back certain items:
Impairment charges, net of tax	136.1	-	2.13	-
Restructuring, acquisition and integration costs	(0.1)	2.2	-	0.04
Non-recurring charges	0.7	-	0.01	-
Stock-based compensation charge	-	0.7	-	0.01
Write-off of deferred loan costs	0.6	5.0	-	0.08
Tax rate adjustment	(0.2)	(1.2)	-	(0.02)
Total certain items	137.1	6.7	2.14	0.11

Non-GAAP excluding certain items**	$4.9	$5.1	$0.08	$0.08

*Reported GAAP is calculated using diluted shares outstanding

**Diluted shares outstanding for Q3-14 = 64.0 million & Q3-13 = 63.2 million

Excluding the items noted above, and adjusting for a normalized tax rate of 41.9% in 2014 and 42.5% in 2013, non-GAAP net income in the third quarter of 2014 was $4.9 million, or $0.08 per share, compared with non-GAAP net income of $5.1 million, or $0.08 per share, in the third quarter of 2013.

The table below provides a reconciliation of brand profit by segment to GAAP loss before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Loss Before Income Taxes

$ in Millions
Brand Profit:	2014	2013
Natural	$14.9	$14.0
Balance	18.3	18.0
Total reportable segments	33.2	32.0
Less:
General and administrative, excluding royalty expense (income), net	21.1	20.5
Restructuring, acquisition and integration-related costs	(0.2)	3.1
Goodwill and tradename impairment	150.5	-
Interest expense	5.3	11.2
Other expense (income), net	0.6	(0.6)
GAAP Loss before income taxes	$(144.1)	$(2.2)

2014 Outlook

As recently announced, for the fourth quarter of 2014, the Company expects net sales to be in the range of $132 million to $137 million. Adjusted EBITDA for the fourth quarter of 2014 is expected to be in the range of $18 million to $20 million. Non-GAAP diluted earnings per share for the fourth quarter of 2014 is expected to be in the range of $0.04 to $0.06.

2015 Outlook

The initial outlook for the full year 2015 is as follows. Net sales are expected to be in the range of $575 million to $585 million; Gross margin is estimated to be in the 36% to 37% range; EBITDA is expected to be in the range of $67 to $71 million; adjusted EBITDA is expected to be in the range of $78 to $82 million; and diluted earnings per share is expected to be in the range of $0.25 to $0.29, based on 64 million diluted shares outstanding.

Conference Call & Webcast

The Company will host a conference call at 9:30 a.m. Eastern Standard Time today. Investors and analysts may participate via conference call by dialing (866) 515-2914 from the United States or (617) 399-5128 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until November 14, 2014, and can be accessed by dialing (888) 286-8010. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/y4ionn26/lan/en, can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to drive product innovation, the loss of a significant customer, erosion of the reputation of the Company’s brands, adverse developments with respect to the sale of buttery spreads, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the Company’s obligations under its principal license agreement, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, the Company’s ability to manage its supply chain effectively, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, selling gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated including EVOL in the periods prior to acquisition. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of organic net sales to net sales, non-GAAP operating income to GAAP operating income, adjusted EBITDA to GAAP operating income, net income excluding certain items to GAAP net income, diluted EPS excluding certain items to GAAP EPS and brand profit to income before income taxes. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	(unaudited)

Assets
Current assets:
Cash	$18,907	$16,732
Accounts receivable, net of allowance of: $1,179 (2014) and $1,111 (2013)	59,642	45,307
Accounts receivable - other	4,695	2,868
Inventories	52,007	35,908
Prepaid taxes	8,021	7,087
Prepaid expenses and other assets	8,417	2,305
Deferred tax asset	5,770	5,832
Total current assets	157,459	116,039
Property and equipment, net	52,909	51,408
Other assets:
Goodwill	233,170	347,227
Intangible assets, net	195,067	242,296
Deferred costs, net	8,242	7,937
Investments, at cost	8,751	8,751
Other assets	2,103	1,825
Total other assets	447,333	608,036
Total assets	$657,701	$775,483
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$68,961	$67,316
Current portion of long-term debt	4,081	3,863
Total current liabilities	73,042	71,179
Long-term debt	302,059	292,344
Deferred tax liability	39,734	52,873
Contract payable	—	1,375
Other liabilities	4,874	1,393
Total liabilities	419,709	419,164

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 64,810,248 and 63,913,639 issued in 2014 and 2013, respectively and 61,119,585 and 60,222,976 outstanding in 2014 and 2013, respectively	6	6
Additional paid in capital	572,118	560,120
Accumulated deficit	(315,233)	(186,338)
Accumulated other comprehensive loss	(4,326)	(3,234)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	236,970	354,959
Noncontrolling interest	1,022	1,360
Total equity	237,992	356,319
Total liabilities and equity	$657,701	$775,483

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$133,865	$118,512	$388,065	$335,834
Cost of goods sold	83,422	70,242	244,319	195,699
Gross profit	50,443	48,270	143,746	140,135

Operating expenses:
Marketing	6,206	8,048	16,840	23,017
Selling	11,685	8,976	33,052	26,184
General and administrative	20,378	19,781	63,706	54,741
Restructuring, acquisition and integration-related costs	(186)	3,066	3,900	4,373
Goodwill and tradename impairment	150,507	—	150,507	—
Total operating expenses	188,590	39,871	268,005	108,315
Operating income (loss)	(138,147)	8,399	(124,259)	31,820

Other income (expense):
Interest expense	(5,341)	(11,242)	(13,906)	(20,891)
Other (expense) income, net	(580)	594	(714)	(910)
Total other (expense), net	(5,921)	(10,648)	(14,620)	(21,801)
Income (loss) before income taxes	(144,068)	(2,249)	(138,879)	10,019
Provision (benefit) for income taxes	(11,873)	(612)	(9,832)	4,601
Net income (loss)	(132,195)	(1,637)	(129,047)	5,418
Less: Net loss attributable to noncontrolling interest	36	55	150	59
Net income (loss) attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$(132,159)	$(1,582)	$(128,897)	$5,477

Earnings (loss) per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$(2.17)	$(0.03)	$(2.12)	$0.09
Diluted	$(2.17)	$(0.03)	$(2.12)	$0.09

Weighted average shares outstanding:
Basic	61,032,874	59,605,890	60,803,632	59,539,397
Diluted	61,032,874	59,605,890	60,803,632	62,635,507

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(803)	492	(1,092)	(690)
Other comprehensive income (loss)	(803)	492	(1,092)	(690)
Comprehensive income (loss)	(132,998)	(1,145)	(130,139)	4,728
Less: Comprehensive loss attributable to noncontrolling interest	36	55	150	59
Comprehensive income (loss) attributable to Boulder Brands, Inc. and Subsidiaries	$(132,962)	$(1,090)	$(129,989)	$4,787

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income (loss)	$(129,047)	$5,418
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles	16,750	13,757
Amortization and write-off of deferred financing costs	1,399	7,599
Deferred income taxes	(14,000)	(61)
Excess tax benefit from stock-based payment arrangements	(4,548)	(1,820)
Stock-based compensation	7,162	7,032
Asset write-offs	584	2,395
Loss on disposal of property and equipment	192	217
Impairment loss	150,507	—
Changes in assets and liabilities:
Accounts receivable	(14,535)	(9,843)
Inventories	(16,367)	(4,689)
Prepaid expenses and other assets	(7,541)	933
Prepaid taxes	3,613	(642)
Accounts payable and accrued expenses	5,455	(395)
Net cash (used in) provided by operating activities	(376)	19,901
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(4)	(6,180)
Purchase of investment	—	(8,751)
Purchase of property and equipment	(9,284)	(21,563)
Proceeds from disposal of property and equipment	28	102
Patent/trademark defense costs	(713)	(1,522)
Net cash (used in) investing activities	(9,973)	(37,914)
Cash flows from financing activities
Proceeds from issuance of long-term debt	26,933	270,800
Repayment of debt	(18,589)	(239,934)
Payments for loan costs	(1,433)	(3,743)
(Purchase of) contribution from noncontrolling interest	(280)	899
Shares withheld for payment of employee payroll taxes	(2,510)	(1,727)
Proceeds from exercise of stock options	3,892	1,519
Excess tax benefit from stock-based payment arrangements	4,548	1,820
Net cash provided by financing activities	12,561	29,634
Effects of exchange rate changes on cash and cash equivalents	(37)	(9)
Net increase in cash and cash equivalents for the period	2,175	11,612
Cash and cash equivalents - beginning of period	16,732	11,509
Cash and cash equivalents - end of period	$18,907	$23,121
Cash paid during the period for:
Income taxes	$172	$5,267
Interest	$11,161	$9,317